Exhibit 10.4

SERVICENOW, INC.

2012 EMPLOYEE STOCK PURCHASE PLAN

1. Establishment of Plan. ServiceNow, Inc. proposes to grant options to purchase shares of Common Stock to eligible employees of the Company and its Participating Corporations (as hereinafter defined) pursuant to this Plan. The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. However, with regard to offers of options for purchase of the Common Stock under the Plan to employees outside the United States working for a Subsidiary or an affiliate of the Company that is not a Subsidiary, the Board may offer a subplan or an option that is not intended to meet the Code Section 423 requirements, provided, if necessary under Code Section 423, that the other terms and conditions of the Plan are met. Subject to Section 14, a total of five million (5,000,000) shares of Common Stock is reserved for issuance under this Plan. In addition, on each January 1 for the first ten (10) calendar years after the first Offering Date, the aggregate number of shares of Common Stock reserved for issuance under the Plan shall be increased automatically by the number of shares equal to one percent (1%) of the total number of outstanding shares of the Company Common Stock on the immediately preceding December 31 (rounded down to the nearest whole share); provided, that the Board or the Committee may in its sole discretion reduce the amount of the increase in any particular year; and, provided further, that the aggregate number of shares issued over the term of this Plan shall not exceed twenty-five million (25,000,000) shares of Common Stock. The number of shares reserved for issuance under this Plan and the maximum number of shares that may be issued under this Plan shall be subject to adjustments effected in accordance with Section 14 of this Plan. Capitalized terms not defined elsewhere in the text are defined in Section 27.

2. Purpose. The purpose of this Plan is to provide eligible employees of the Company and Participating Corporations with a means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Participating Corporations, and to provide an incentive for continued employment.

3. Administration. The Plan will be administered by the Compensation Committee of the Board or by the Board (either referred to herein as the “Committee”). Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all Participants. The Committee will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and decide upon any and all claims filed under the Plan. Every finding, decision and determination made by the Committee will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this

Plan, the Committee may adopt rules and/or procedures relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States. The Committee will have the authority to determine the Fair Market Value of the Common Stock (which determination shall be final, binding and conclusive for all purposes) in accordance with Section 8 below and to interpret Section 8 of the Plan in connection with circumstances that impact the Fair Market Value. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company. For purposes of this Plan, the Committee may designate separate offerings under the Plan (the terms of which need not be identical) in which eligible employees of one or more Participating Corporations will participate, even if the dates of the applicable Offering Periods of each such offering are identical.

4. Eligibility. Any employee of the Company or the Participating Corporations is eligible to participate in an Offering Period under this Plan except the following (other than where prohibited by applicable law):

(a) employees who are not employed by the Company or a Participating Corporation prior to the beginning of such Offering Period or prior to such other time period as specified by the Committee;

(b) employees who are customarily employed for twenty (20) or less hours per week;

(c) employees who are customarily employed for five (5) months or less in a calendar year;

(d) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Corporations or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Corporations;

(e) employees who do not meet any other eligibility requirements that the Committee may choose to impose (within the limits permitted by the Code); and

(f) individuals who provide services to the Company or any of its Participating Corporations as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes.

The foregoing notwithstanding, an individual shall not be eligible if his or her participation in the Plan is prohibited by the law of any country that has jurisdiction over him or her or if he or she is subject to a collective bargaining agreement that does not provide for participation in the Plan.

5. Offering Dates.

(a) While the Plan is in effect, the Committee shall determine the duration and commencement date of each Offering Period, provided that an Offering Period shall in no event be longer than twenty-seven (27) months, except as otherwise provided by an applicable subplan. Offering Periods may be consecutive or overlapping. Each Offering Period may consist of one or more Purchase Periods during which payroll deductions of Participants are accumulated under this Plan. While the Plan is in effect, the Committee shall determine the duration and commencement date of each Purchase Period, provided that a Purchase Period shall in no event end later than the close of the Offering Period in which it begins. Purchase Periods shall be consecutive.

(b) The initial Offering Period shall commence on the Effective Date, and shall end with the Purchase Date that occurs on a date selected by the Committee approximately six (6) months after the Effective Date (but in any event not more than twenty-seven (27) months after the Effective Date). The initial Offering Period shall consist of a single Purchase Period. Thereafter, a new six-month Offering Period shall commence on each February 1 and August 1, with each such Offering Period also consisting of a single six-month Purchase Period, except as otherwise provided by an applicable subplan. The Committee shall have the power to change these terms as provided in Section 25 below.

6. Participation in this Plan.

(a) Any employee who is an eligible employee determined in accordance with Section 4 immediately prior to the initial Offering Period will be automatically enrolled in the initial Offering Period under this Plan at a contribution level equal to fifteen percent (15%). Notwithstanding the foregoing, an eligible employee may elect to decrease the number of shares of Common Stock that such employee would otherwise be permitted to purchase for the initial Offering Period under the Plan by delivering a subscription agreement to the Company within thirty (30) days after the filing of an effective registration statement pursuant to Form S-8, or such longer time as may be determined by the Committee.

(b) With respect to Offering Periods after the initial Offering Period, an eligible employee determined in accordance with Section 4 may elect to become a Participant by submitting a subscription agreement prior to the commencement of the Offering Period to which such agreement relates in accordance with such rules as the Committee may determine.

(c) Once an employee becomes a Participant in an Offering Period, then such Participant will automatically participate in the Offering Period commencing immediately following the last day of such prior Offering Period at the same contribution level unless the Participant withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 11 below. A Participant that is automatically enrolled in a subsequent Offering Period pursuant to this section is not required to file any additional subscription agreement in order to continue participation in this Plan.

7. Grant of Option on Enrollment. Becoming a Participant with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such Participant of an option to purchase on the Purchase Date up to that number of shares of Common Stock determined by a fraction, the numerator of which is the amount of the contribution level for such Participant multiplied by such Participant’s compensation during such Purchase Period and the denominator of which is the lower of (i) eighty-five percent (85%) of the Fair Market Value of a share of the Common Stock on the Offering Date (but in no event less than the par value of a share of the Company’s Common Stock), or (ii) eighty-five percent (85%) of the Fair Market Value of a share of the Common Stock on the Purchase Date (but in no event less than the par value of a share of the Common Stock) provided, however, that for the Purchase Period within the initial Offering Period the numerator shall be fifteen percent (15%) of the Participant’s compensation for such Purchase Period, or such lower percentage as determined by the Committee prior to the Effective Date, and provided, further, that the number of shares of Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares set by the Committee pursuant to Section 10(b) below with respect to the applicable Purchase Date, or (y) the maximum number of shares which may be purchased pursuant to Section 10(a) below with respect to the applicable Purchase Date.

8. Purchase Price. The purchase price per share at which a share of Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

(a) The Fair Market Value on the Offering Date; or

(b) The Fair Market Value on the Purchase Date.

9. Payment of Purchase Price; Payroll Deduction Changes; Share Issuances.

(a) The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period, unless the Committee determines that contributions may be made in another form (including payment by check at the end of a Purchase Period). The deductions are made as a percentage of the Participant’s compensation in one percent (1%) increments not less than one percent (1%), nor greater than fifteen percent (15%) or such lower limit set by the Committee. “Compensation” shall mean base salary (or in foreign jurisdictions, equivalent cash compensation) and bonuses and incentive compensation, not including commissions and shift differentials; however, the Committee may at any time prior to the beginning of an Offering Period determine that for that and future Offering Periods, Compensation shall mean all W-2 cash compensation, including without limitation base salary or regular hourly wages, bonuses, incentive compensation, commissions, overtime, shift premiums, plus draws against commissions (or in foreign jurisdictions, equivalent cash compensation). For purposes of determining a Participant’s Compensation, any election by such Participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code (or in foreign jurisdictions, equivalent salary deductions) shall be treated as if the Participant did not make such election. Payroll deductions shall commence on the first payday following the last Purchase Date (first payday following the effective date of filing with the U.S. Securities and Exchange Commission a securities registration statement for the Plan with respect to the initial Offering Period) and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan. Notwithstanding the foregoing, the terms of any subplan may permit matching shares without the payment of any purchase price.

(b) Subject to Section 25 below and to the rules of the Committee, a Participant may make changes in the rate of payroll deductions during an Offering Period or any Purchase Period by filing with the Company a new authorization for payroll deductions.

(c) Subject to Section 25 below and to the rules of the Committee, a Participant may reduce his or her payroll deduction percentage to zero during an Offering Period by filing with the Company a request for cessation of payroll deductions, and after such reduction becomes effective no further payroll deductions will be made for the duration of the Offering Period. Payroll deductions credited to the Participant’s account prior to the effective date of the request shall be used to purchase shares of Common Stock in accordance with Section (e) below. A reduction of the payroll deduction percentage to zero shall be treated as such Participant’s withdrawal from such Offering Period, and the Plan, effective as of the day after the next Purchase Date following the filing date of such request with the Company.

(d) All payroll deductions made for a Participant are credited to his or her account under this Plan and are deposited with the general funds of the Company, except to the extent required to be segregated due to local legal restrictions outside the United States. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions, except to the extent necessary to comply with local legal requirements outside the United States.

(e) On each Purchase Date, so long as this Plan remains in effect and provided that the Participant has not submitted a signed and completed withdrawal form before that date which notifies the Company that the Participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the Participant as of that date returned to the Participant, the Company shall apply the funds then in the Participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such Participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of this Plan. Any amount remaining in a Participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of Common Stock shall be carried forward into the next Purchase Period or Offering Period, as the case may be (except to the extent required due to local legal requirements outside the United States), as otherwise determined by the Committee. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the Participant, without interest (except to the extent required due to local legal requirements outside the United States). No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(f) As promptly as practicable after the Purchase Date, the Company shall issue shares for the Participant’s benefit representing the shares purchased upon exercise of his or her option.

(g) During a Participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

(h) To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

10. Limitations on Shares to be Purchased.

(a) No Participant shall be entitled to purchase stock under any Offering Period at a rate which, when aggregated with such Participant’s rights to purchase stock, that are also outstanding in the same calendar year(s) (whether under other Offering Periods or other employee stock purchase plans of the Company, its parent and its subsidiaries), exceeds $25,000 in Fair Market Value, determined as of the Offering Date, (or such other limit as may be imposed by the Code) for each calendar year in which such Offering Period is in effect (hereinafter the “Maximum Share Amount”). The Company may automatically suspend the payroll deductions of any Participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.

(b) The Committee may, in its sole discretion, set a lower maximum number of shares which may be purchased by any Participant during any Offering Period than that determined under Section 10(a) above, which shall then be the Maximum Share Amount for subsequent Offering Periods; provided, however, in no event shall a Participant be permitted to purchase more than one thousand five hundred (1,500) Shares during any one Purchase Period, irrespective of the Maximum Share Amount set forth in (a) and (b) hereof. If a new Maximum Share Amount is set, then all Participants will be notified of such Maximum Share Amount prior to the commencement of the next Offering Period for which it is to be effective. The Maximum Share Amount shall continue to apply with respect to all succeeding Offering Periods unless revised by the Committee as set forth above.

(c) If the number of shares to be purchased on a Purchase Date by all Participants exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company will give written notice of such reduction of the number of shares to be purchased under a Participant’s option to each Participant affected.

(d) Any payroll deductions accumulated in a Participant’s account which are not used to purchase stock due to the limitations in this Section 10, and not covered by Section 9(e), shall be returned to the Participant as soon as practicable after the end of the applicable Purchase Period, without interest (except to the extent required due to local legal requirements outside the United States).

11. Withdrawal.

(a) Each Participant may withdraw from an Offering Period under this Plan pursuant to a method specified by the Company. Such withdrawal may be elected at any time prior to the end of an Offering Period, or such other time period as specified by the Committee.

(b) Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn Participant, without interest, and his or her interest in this Plan shall terminate. In the event a Participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 6 above for initial participation in this Plan.

(c) If the Fair Market Value on the first day of the current Offering Period in which a participant is enrolled is higher than the Fair Market Value on the first day of any subsequent Offering Period, the Company will automatically enroll such participant in the subsequent Offering Period. Any funds accumulated in a participant’s account prior to the first day of such subsequent Offering Period will be applied to the purchase of shares on the Purchase Date immediately prior to the first day of such subsequent Offering Period, if any.

12. Termination of Employment. Termination of a Participant’s employment for any reason, including retirement, death, disability, or the failure of a Participant to remain an eligible employee of the Company or of a Participating Corporation, immediately terminates his or her participation in this Plan. In such event, accumulated payroll deductions credited to the Participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest (except to the extent required due to local legal requirements outside the United States). For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Corporation in the case of sick leave, military leave, or any other leave of absence approved by the Company; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute. The Company will have sole discretion to determine whether a Participant has terminated employment and the effective date on which the Participant terminated employment, regardless of any notice period or garden leave required under local law.

13. Return of Payroll Deductions. In the event a Participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the Participant all accumulated payroll deductions credited to such Participant’s account. No interest shall accrue on the payroll deductions of a Participant in this Plan (except to the extent required due to local legal requirements outside the United States).

14. Capital Changes. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then the Committee shall adjust the number and class of Common Stock that may be delivered under the Plan, the purchase price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 1 and 10 shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

15. Nonassignability. Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 below) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

16. Use of Participant Funds and Reports. The Company may use all payroll deductions received or held by it under the Plan for any corporate purpose, and the Company will not be required to segregate Participant payroll deductions (except to the extent required due to local legal requirements outside the United States). Until Shares are issued, Participants will only have the rights of an unsecured creditor. Each Participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward or refunded, as determined by the Committee, to the next Purchase Period or Offering Period, as the case may be.

17. Notice of Disposition. Each U.S. taxpayer Participant shall notify the Company in writing if the Participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “Notice Period”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the Participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

18. No Rights to Continued Employment. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Corporation, or restrict the right of the Company or any Participating Corporation to terminate such employee’s employment.

19. Equal Rights And Privileges. All eligible employees granted an option under this Plan that is intended to meet the Code Section 423 requirements shall have equal rights and privileges with respect to this Plan or within any separate offering under the Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board, be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in this Plan.

20. Notices. All notices or other communications by a Participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Term; Stockholder Approval. This Plan will become effective on the Effective Date. This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board. No purchase of shares that are subject to such stockholder approval before becoming available under this Plan shall occur prior to stockholder approval of such shares and the Board or Committee may delay any Purchase Date and postpone the commencement of any Offering Period subsequent to such Purchase Date as deemed necessary or desirable to obtain such approval (provided that if a Purchase Date would occur more than twenty-four (24) months after commencement of the Offering Period to which it relates, then such Purchase Date shall not occur and instead such Offering Period shall terminate without the purchase of such shares and Participants in such Offering Period shall be refunded their contributions without interest). This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time pursuant to Section 25 below), (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) the tenth anniversary of the first Purchase Date under the Plan.

22. Designation of Beneficiary.

(a) If provided in the subscription agreement, a Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under this Plan in the event of such Participant’s death subsequent to the end of a Purchase Period but prior to delivery to him of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under this Plan in the event of such Participant’s death prior to a Purchase Date. Such form shall be valid only if it was filed with the Company at the prescribed location before the Participant’s death.

(b) Such designation of beneficiary may be changed by the Participant at any time by written notice filed with the Company at the prescribed location before the Participant’s death. In the event of the death of a Participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such Participant’s death, the Company shall deliver such cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or, if no spouse is known to the Company, then to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

23. Conditions Upon Issuance of Shares; Limitation on Sale of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, exchange control restrictions and/or securities law restrictions outside the United States, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Shares may be held in trust or subject to further restrictions as permitted by any subplan.

24. Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

25. Amendment or Termination. The Committee, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Committee, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Purchase Date (which may be sooner than originally scheduled, if determined by the Committee in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 14). If an Offering Period is terminated prior to its previously-scheduled expiration, all amounts then credited to Participants’ accounts for such Offering Period, which have not been used to purchase shares of Common Stock, shall be returned to those Participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable. Further, the Committee will be entitled to establish rules to change the Purchase Periods and Offering Periods, limit the frequency and/or number of changes in the amount withheld during a Purchase Period or an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the administration of the Plan, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s base salary or regular hourly wages, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan. Such actions will not require stockholder approval or the consent of any Participants. However, no amendment shall be made without approval of the stockholders of the Company (obtained in accordance with Section 21 above) within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would: (a) increase the number of shares that may be issued under this Plan; or (b) change the designation of the employees (or class of employees) eligible for participation in this Plan. In addition, in the event the Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Committee may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequences including, but not limited to: (i) amending the definition of compensation, including with respect to an Offering Period underway at the time; (ii) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price; (iii) shortening any Offering Period by setting a Purchase Date, including an Offering Period underway at the time of the Committee action; (iv) reducing the maximum percentage of compensation a participant may elect to set aside as payroll deductions; and (v) reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period. Such modifications or amendments will not require approval of the stockholders of the Company or the consent of any Participants.

26. Corporate Transactions. In the event of a Corporate Transaction (as defined below), each outstanding right to purchase Company Common Stock will be assumed or an equivalent option substituted by the successor corporation or a parent or a subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the purchase right, the Offering Period with respect to which such purchase right relates will be shortened by setting a new Purchase Date (the “New Purchase Date”) and will end on the New Purchase Date. The New Purchase Date shall occur on or prior to the consummation of the Corporate Transaction, and the Plan shall terminate on the consummation of the Corporate Transaction.

27. Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Common Stock” shall mean the common stock of the Company.

(d) “Company” shall mean ServiceNow, Inc., a Delaware corporation.

(e) “Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(f) “Effective Date” shall mean the date on which the Registration Statement covering the initial public offering of the shares of Common Stock is declared effective by the U.S. Securities and Exchange Commission.

(g) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(h) “Fair Market Value” shall mean, as of any date, the value of a share of Common Stock determined as follows:

(i) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(ii) if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) if such Common Stock is publicly traded but is neither quoted on the Nasdaq Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or

(iv) with respect to the initial Offering Period, Fair Market Value on the Offering Date shall be the price at which shares of Common Stock are offered to the public by the Company’s underwriters pursuant to the Registration Statement covering the initial public offering of shares of Common Stock; and

(v) if none of the foregoing is applicable, by the Board or the Committee in good faith.

(i) “IPO” shall mean the initial public offering of Common Stock.

(j) “Offering Date” shall mean the first business day of each Offering Period. However, for the initial Offering Period the Offering Date shall be the Effective Date.

(k) “Offering Period” shall mean a period with respect to which the right to purchase Common Stock may be granted under the Plan, as determined by the Committee pursuant to Section 5(a).

(l) “Parent” shall have the same meaning as “parent corporation” in Sections 424(e) and 424(f) of the Code.

(m) “Participant” shall mean an eligible employee who meets the eligibility requirements set forth in Section 4 and who is either automatically enrolled in the initial Offering Period or who elects to participate in this Plan pursuant to Section 6(b).

(n) “Participating Corporation” shall mean any Parents or Subsidiary that the Board designates from time to time as a corporation that shall participate in this Plan.

(o) “Plan” shall mean this ServiceNow, Inc. 2012 Employee Stock Purchase Plan.

(p) “Purchase Date” shall mean the last business day of each Purchase Period.

(q) “Purchase Period” shall mean a period during which contributions may be made toward the purchase of Common Stock under the Plan, as determined by the Committee pursuant to Section 5(b).

(r) “Purchase Price” shall mean the price at which Participants may purchase shares of Common Stock under the Plan, as determined pursuant to Section 8.

(s) “Subsidiary” shall have the same meaning as “subsidiary corporation” in Sections 424(e) and 424(f) of the Code.

SERVICENOW, INC. (THE “COMPANY”)	ENROLLMENT/CHANGE FORM
2012 EMPLOYEE STOCK PURCHASE PLAN (“ESPP”)
(Capitalized terms not defined in this form shall have the meaning set forth in the ESPP.)

SECTION 1:	CHECK DESIRED ACTION:	AND COMPLETE SECTIONS:
ACTIONS	☐ Enroll in the ESPP	2 + 3 + 4 + 18
	☐ Change Contribution Percentage	2 + 4 + 18
	☐ Discontinue Contributions	2 + 5 + 18

SECTION 2:	Name:		Department:

PERSONAL DATA	Home Address:

Social Security / Identification No.:
SECTION 3: ENROLL

I hereby elect to participate in the ESPP, effective at the beginning of the next Offering Period. I elect to purchase shares of the Common Stock of the Company subject to the terms and conditions of the ESPP and this Enrollment/Change Form, including any applicable country-specific provisions in the Appendix attached hereto (together, the “Enrollment/Change Form”). I understand that shares of Common Stock purchased on my behalf will be issued in street name and deposited directly into my brokerage account with Fidelity Brokerage Services LLC or its affiliates. I hereby agree to take all steps, and sign all forms, required to establish an account with Fidelity Brokerage Services LLC or its affiliates for this purpose.

My participation will continue as long as I remain eligible, unless I withdraw from the ESPP by filing a new Enrollment/Change Form with the Company. If I transfer from the Company to a Participating Corporation or visa-versa or between Participating Corporations, my contributions as of the date of transfer will be used to purchase shares on the next Purchase Date unless I choose to have such funds refunded to me. I understand that I cannot resume participation following my transfer until the start of the next Offering Period and must timely file a new enrollment form to do so. I understand that if I am a U.S. taxpayer, I must notify the Company of any disposition of shares of Common Stock purchased under the ESPP.

SECTION 4: ELECT CONTRIBUTION PERCENTAGE

I hereby authorize the Company to withhold from each of my paychecks such amount as is necessary to equal at the end of the applicable Offering Period __% of my Compensation (as defined in the ESPP) paid during such Offering Period as long as I continue to participate in the ESPP. That amount will be applied to the purchase of shares of the Company’s Common Stock pursuant to the ESPP. If I am paid in a currency other than U.S. dollars, my contributions will be converted into U.S. dollars prior to the purchase of the Common Stock. The percentage must be a whole number (from 1%, up to a maximum of 15%).

Please ☐-increase ☐-decrease my contribution percentage.

Note:     You may change your contribution percentage only once within a Purchase Period to be effective during such Purchase Period and such change can only be to decrease your contribution percentage. An increase in your contribution percentage can only take effect with the next Offering Period. Each change will become effective as soon as reasonably practicable after the form is received by the Company.

SECTION 5: DISCONTINUE CONTRIBUTIONS

☐       I hereby elect to stop my contributions under the ESPP, effective as soon as reasonably practicable after this form is received by the Company. Please ☐- refund all contributions to me in cash, without interest OR ☐- use my contributions to purchase shares on the next Purchase Date. I understand that I cannot resume participation until the start of the next Offering Period and must timely file a new enrollment form to do so.

SECTION 6: RESPONSIBILITY FOR TAXES

I acknowledge that, regardless of any action taken by the Company or, if different, my employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to my participation in the ESPP and legally applicable to me (“Tax-Related Items”) is and remains my responsibility and may exceed any amount actually withheld by the Company or the Employer. If I am subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that Tax-Related Items may be owed by me in more than one jurisdiction and the Company or the Employer may be required to withhold in multiple jurisdictions.

I agree to make adequate arrangements to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the Employer to satisfy any withholding obligations with regard to all Tax-Related Items by withholding from my wages or other cash compensation payable to me by the Company and/or the Employer. If the obligations for Tax-Related Items cannot be satisfied by withholding from my wages or other cash compensation as contemplated herein, then I authorize the Company and/or the Employer or their respective agents to satisfy any obligations with regard to all Tax-Related Items by withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of the option, either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization without further consent).

Finally, I agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of my participation in the ESPP that cannot be satisfied by the means previously described. The Company may refuse to purchase or deliver the shares or the proceeds of the sale of shares of Common Stock, if I fail to comply with my obligations in connection with the Tax-Related Items.

SECTION 7: NATURE OF GRANT

By enrolling and participating in the ESPP, I acknowledge, understand and agree that:

(a) the ESPP is established voluntarily by the Company and it is discretionary in nature; (b) the grant of the option is voluntary and does not create any contractual or other right to receive future options to purchase shares of Common Stock, or benefits in lieu of options, even if options have been granted in the past; (c) all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company; (d) the grant of the option and my participation in the ESPP shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Subsidiary and shall not interfere with the ability of the Company, the Employer or any Subsidiary to terminate my employment relationship (if any); (e) I am voluntarily participating in the ESPP; (f) the ESPP and the shares of Common Stock purchased under the ESPP are not intended to replace any pension rights or compensation; (g) the ESPP and the shares of Common Stock subject to the ESPP and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; (h) the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty and the value of the shares of Common Stock purchased under the ESPP may increase or decrease in the future, even below the purchase price; (i) no claim or entitlement to compensation or damages shall arise when I withdraw from the ESPP due to my termination of employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any) and in consideration of the grant of the option and the issuance of shares of Common Stock under the ESPP to which I am otherwise not entitled, I irrevocably agree never to institute any claim against the Company, its Subsidiaries or the Employer, waive my ability, if any, to bring any such claim, and release the Company, its Subsidiaries and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the ESPP, I shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; (j) in the event of termination of my employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), except for certain leave of absences set forth in Section 12 of the ESPP, my right to participate in the ESPP will terminate effective as of the date I cease to actively provide services and will not be extended by any notice period (e.g., employment would not include any contractual notice or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any); the Committee shall have exclusive discretion to determine when I am no longer actively employed for purposes of my option; and (k) unless otherwise provided in the ESPP or by the Company in its discretion, the option to purchase shares of Common Stock and the benefits evidenced by this Agreement do not create any entitlement to have the ESPP or any such benefits granted thereunder, transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and (l) the following provisions apply only if I am providing services outside the United States: (A) the ESPP and the shares of Common Stock subject to the ESPP are not part of normal or expected compensation or salary for any purpose; (B) I acknowledge and agree that neither the Company, the Employer nor any Subsidiary, shall be liable for any foreign exchange rate fluctuation between my local currency and the U.S. dollar that may affect the value of the shares of Common Stock or any amounts due pursuant to the purchase of the shares or the subsequent sale of any shares of Common Stock purchased under the ESPP.

SECTION 8: NO ADVICE REGARDING GRANT

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the ESPP, or my acquisition or sale of the underlying shares of Common Stock. I am hereby advised to consult with my own personal tax, legal and financial advisors regarding my participation in the ESPP before taking any action related to the ESPP.

SECTION 9: DATA PRIVACY

I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this Agreement and any other ESPP participation materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing my participation in the ESPP.

I understand that the Company and the Employer may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options under the ESPP or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested, or outstanding in my favor, for the exclusive purpose of implementing, administering and managing the ESPP.

I understand that Data will be transferred to Fidelity Brokerage Services LLC or its affiliates or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company, with the implementation, administration and management of the ESPP. I understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than my country. I understand that if I reside outside the United States, I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, Fidelity Brokerage Services LLC and its affiliates, and any other possible recipients which may assist the Company, (presently or in the future) with implementing, administering and managing the ESPP to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the ESPP. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the ESPP. I understand that if I reside outside the United States I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant me the option to purchase shares of Common Stock under the ESPP or other equity awards or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the ESPP. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

SECTION 10: LANGUAGE

If I have received this Enrollment/Change Form or any other document related to the ESPP translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

SECTION 11: ELECTRONIC DELIVERY AND ACCEPTANCE.

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the ESPP by electronic means. I hereby consent to receive such documents by electronic delivery and agree to participate in the ESPP through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

SECTION 13: SEVERABILITY

The provisions of this Enrollment/Change Form are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

SECTION 14: APPENDIX

Notwithstanding any provisions in this Enrollment/Change Form, the right to participate in the ESPP shall be subject to any special terms and conditions set forth in any Appendix to this Enrollment/Change Form for my country. Moreover, if I relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to me, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Enrollment/Change Form.

SECTION 15: IMPOSITION OF OTHER REQUIREMENTS

The Company, at its option, may elect to terminate, suspend or modify the terms of the ESPP at any time, to the extent permitted by the ESPP. I agree to be bound by such termination, suspension or modification regardless of whether notice is given to me of such event, subject in any case to my right to timely withdraw from the ESPP in accordance with the ESPP withdrawal procedures then in effect. In addition, the Company reserves the right to impose other requirements on my participation in the ESPP, on any shares of Common Stock purchased under the ESPP, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

SECTION 16: GOVERNING LAW

The interpretation, performance and enforcement of this Enrollment/Change Form shall be governed by the laws of the State of Delaware without resort to that State’s conflict-of-laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Enrollment/Change Form, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Jose, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

SECTION 17: WAIVER

I acknowledge that a waiver by the Company of breach of any provision of this Enrollment/Change Form shall not operate or be construed as a waiver of any other provision of this Enrollment/Change Form or of any subsequent breach by me or any other Participant.

SECTION 18: ACKNOWLEDGMENT AND SIGNATURE

I acknowledge that I have received a copy of the ESPP and of the Prospectus (which summarizes the major features of the ESPP). I have read the Prospectus and my signature below (or my clicking on the Accept box if this is an electronic form) indicates that I hereby agree to be bound by the terms of the ESPP and this Enrollment/Change Form.

	Signature:	Date:

APPENDIX

SERVICENOW, INC. 2012 EMPLOYEE STOCK PURCHASE PLAN

COUNTRY SPECIFIC PROVISIONS FOR NON-U.S. EMPLOYEES

I understand that this Appendix includes special terms and conditions applicable to me if I reside in one of the countries below. Unless otherwise stated, these terms and conditions are in addition to those set forth in the Enrollment/Change Form. Any capitalized term used in this Appendix without definition shall have the meaning ascribed to it in the Enrollment/Change Form or the ESPP, as applicable.

I further understand that this Appendix also includes information relating to exchange control and other issues of which I should be aware with respect to my participation in the ESPP. The information is based on the laws in effect in the respective countries as of May 2012. Such laws are often complex and change frequently. As a result, I understand that the Company strongly recommends that I not rely on the information herein as the only source of information relating to the consequences of my participation in the ESPP because the information may be out of date at the time that I purchase shares of Common Stock or sell shares of Common Stock purchased under the ESPP.

Finally, I understand that if I am a citizen or resident of a country other than the one in which I am currently working, transfer employment after enrolling in the ESPP, or am considered a resident of another country for local law purposes, the information contained herein may not apply to me, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

AUSTRALIA

Securities Law Notification.

I understand that if I acquire shares of Common Stock under the ESPP and offer shares of Common Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. I understand that I should obtain legal advice on my disclosure obligations prior to making any such offer.

CANADA

Termination of Service.

This provision replaces Section 7(j) of the Enrollment/Change Form:

In the event of termination of my employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), except for certain leave of absences set forth in Section 12 of the ESPP, my right to participate in the ESPP, if any, will terminate effective as of the earlier of (i) the date upon which I cease to provide services, or (ii) the date upon which I receive a notice of termination of employment and will not be extended by any notice period under Canadian provincial laws (including, but not limited to, statutory law, regulatory law and/or common law); the Committee shall have exclusive discretion to determine when I am no longer actively employed for purposes of my option.

Securities Law Notification.

I understand that I am permitted to sell shares of Common Stock purchased under the ESPP through the designated broker appointed under the ESPP, provided the resale of shares of Common Stock takes place outside of Canada through the facilities of a stock exchange on which the shares are listed. The shares are currently listed on New York Stock Exchange.

THE FOLLOWING PROVISIONS WILL APPLY IF I AM A RESIDENT OF QUEBEC:

Language Consent.

The parties acknowledge that it is their express wish that the Enrollment/Change Form, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la convention.

Data Privacy.

This provision supplements Section 9 of the Enrollment/Change Form:

I hereby authorize the Company, its Subsidiaries and any Company representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the ESPP. I further authorize the Company, its Subsidiaries and the administrators of the ESPP to disclose and discuss the ESPP with their advisors. I further authorize the Company and its Subsidiaries to record such information and to keep such information in my employee file.

DENMARK

Exchange Control and Tax Reporting Notification and Agreement.

I understand that I may hold shares acquired under the ESPP in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the shares are held with a non-Danish broker or bank, I am required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, I must file a Declaration V (Erklaering V) with the Danish Tax Administration. The bank/broker and I must sign the Declaration V. By signing the Declaration V, the bank/broker undertakes an obligation, without further request each year not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the safety-deposit account. In the event that the applicable broker or bank with which the safety-deposit account is held does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, I acknowledge that I am solely responsible for providing certain details regarding the foreign brokerage or bank account and any Shares acquired at exercise and held in such account to the Danish Tax Administration as part of my annual income tax return. By signing the Form V, I at the same time authorize the Danish Tax Administration to examine the account. A sample of the Declaration V can be found at the following website: www.skat.dk/getFile.aspx?Id=47392.

In addition, when I open a deposit account or a brokerage account for the purpose of holding cash outside of Denmark, the bank or brokerage account, as applicable, will be treated as a deposit account because cash can be held in the account. Therefore, I must also file a Declaration K (Erklaering K) with the Danish Tax Administration. The bank/broker and I must sign the Declaration K. By signing the Declaration K, the bank/broker undertakes an obligation, without further request each year, not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the deposit account. In the event that the applicable financial institution (broker or bank) with which the account is held, does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, I acknowledge that I am solely responsible for providing certain details regarding the foreign brokerage or bank account to the Danish Tax Administration as part of my annual income tax return. By signing the Declaration K, I at the same time authorize the Danish Tax Administration to examine the account. A sample of Declaration K can be found at the following website:
www.skat.dk/getFile.aspx?Id=42409&newwindow=true.

FRANCE

FRENCH TRANSLATIONS OF PROVISIONS CONCERNING AUTHORIZATION TO PARTICIPATE IN ESPP

Participation in the ESPP (Section 6 of the ESPP).

(a) Any employee who is an eligible employee determined in accordance with Section 4 of the ESPP immediately prior to the initial Offering Period will be automatically enrolled in the initial Offering Period under the ESPP. With respect to subsequent Offering Periods, any eligible employee determined in accordance with Section 4 of the ESPP will be eligible to participate in the ESPP, subject to the requirement of Section (b) hereof and the other terms and provisions of the ESPP.

(b) Notwithstanding the foregoing, (i) an eligible employee may elect to decrease the number of shares of Common Stock that such employee would otherwise be permitted to purchase for the initial Offering Period under the ESPP and/or purchase shares of Common Stock for the initial Offering Period through payroll deductions by delivering a Enrollment/Change Form to the Company within thirty (30) days after the filing of an effective registration statement pursuant to Form S-8 and (ii) the Committee may set a later time for filing the Enrollment/Change Form authorizing payroll deductions for all eligible employees with respect to a given Offering Period. With respect to Offering Periods after the initial Offering Period, a Participant may elect to participate in the ESPP by submitting an Enrollment/Change Form prior to the commencement of the Offering Period (or such earlier date as the Committee may determine) to which such agreement relates.

(c) Once an employee becomes a Participant in an Offering Period, then such Participant will automatically participate in the Offering Period commencing immediately following the last day of such prior Offering Period unless the Participant withdraws or is deemed to withdraw from the ESPP or terminates further participation in the Offering Period as set forth in Section 11 of the ESPP. Such Participant is not required to file any additional Enrollment / Change Form in order to continue participation in the ESPP.

Participation dans l’ESPP (Section 6 du ESPP).

(a) Tout salarié qui est un salarié éligible conformément à la Section 4 de l’ESPP immédiatement avant la Période initiale d’Offre participera automatiquement à la Période intiale d’Offre de l’ESPP. Concernant les Périodes d’Offres suivantes, tout salarié éligible conformément à la Section 4 de l’ESPP sera éligible pour participer à l’ESPP, à la condition de respecter les conditions énoncées Section (b) des présentes et tous les autres termes et conditions de l’ESPP.

(b) Nonobstant ce qui précède, (i) un salarié éligible peut choisir de diminuer le nombre d’Actions Ordinaires dont il aurait pu être autorisé à faire l’acquisition au titre de la Période initiale d’Offre de l’ESPP, et/ou d’acquérir des Actions Ordinaires au titre de la Période initiale d’Offre par prélèvement sur son salaire par la remise d’un Formulaire de Participation/Modification à la Société dans les trente (30) jours suivant le dépôt d’une déclaration d’enregistrement conformément au Formulaire S-8, et, (ii) le Comité peut

décider, concernant une Période d’Offre donnée, que le dépôt du Formulaire de Participation/Modification, autorisant le prélèvement sur salaire de tout salarié éligible, peut être repoussé. Concernant les Périodes d’Offres qui suivent la Période initiale d’Offre, un Participant peut choisir de participer à l’ESPP par le dépôt d’un Formulaire de Participation/Modification avant le début de la Période d’Offre concernée (ou toute date antérieure décidée par le Comité).

(c) Dès lors qu’un salarié devient un Participant pour une Période d’Offre, alors ledit Participant participera automatiquement à la Période d’Offre commençant immédiament après le dernier jour de la Période d’Offre antérieure à moins que le Participant se retire, ou soit considéré comme se retirant de l’ESPP, ou cesse sa participation à la Période d’Offre tel que cela est prévu à la Section 11 de l’ESPP. Ledit Participant n’a pas à déposer de Formulaire pour continuer à participer à l’ESPP.

Payroll Deduction Authorization (Section 4 of the Enrollment/Change Form).

I hereby authorize the Company to withhold from each of my paychecks such amount as is necessary to equal at the end of the applicable Offering Period __% of my Compensation (as defined in the ESPP) paid during such Offering Period as long as I continue to participate in the ESPP. That amount will be applied to the purchase of shares of the Company’s Common Stock pursuant to the ESPP. If I am paid in a currency other than U.S. dollars, my contributions will be converted into U.S. dollars prior to the purchase of the Common Stock. The percentage must be a whole number (from 1%, up to a maximum of 15%).

Please ☐-increase ☐-decrease my contribution percentage.

Note:	You may change your contribution percentage only once within a Purchase Period to be effective during such Purchase Period and such change can only be to decrease your contribution percentage. An increase in your contribution percentage can only take effect with the next Offering Period. Each change will become effective as soon as reasonably practicable after the form is received by the Company.

Autorisation du Prélèvement sur Salaire (Section 4 du Formulaire de Participation/Modification).

Par les présentes, j’autorise la Société à prélever sur chacun de mes salaires le montant nécessaire afin d’égaler, à la fin de ladite Période d’Offre, __% de ma Rémunération (telle que définie dans l’ESPP) payée pendant ladite Période d’Offre et ce, aussi longtemps que je continuerais à participer à l’ESPP. Ce montant servira à l’acquisition d’Actions Ordinaires de la Société conformément à l’ESPP. Si je suis payé dans une devise autre que le dollar U.S., mes contributions devront être converties en dollars U.S. avant l’acquisition des Actions Ordinaires. Le pourcentage doit être un chiffre entier (de 1% à un maximum de 15%).

Veuillez -augmenter- diminuer mon pourcentage de contribution.

Remarque : Vous pouvez modifier le pourcentage de votre contribution seulement une fois lors d’une Période d’Acquisition pour que cette modification soit effective lors de cette même Période d’Acquisition, et cette modification ne peut que diminuer votre pourcentage de contribution. Une augmentation de votre pourcentage de contribution ne peut prendre effet que lors de la Période d’Offre suivante. Toute modification deviendra effective aussitôt que cela sera raisonnablement pratiquement possible après réception du formulaire par la Société.

Language Consent.

By signing and returning or by otherwise accepting the Enrollment/Change Form, I confirm having read and understood the documents relating to the ESPP (the ESPP, the Enrollment/Change Form and this Appendix) which were provided to me in the English language, except for the payroll authorization set forth in French above. I accept the terms of those documents accordingly.

Consentement relatif à la Langue utilisée.

En signant et en renvoyant le présent Formulaire de Participation/Modification ou en l’approuvant d’une quelconque manière, je confirme avoir lu et compris les documents relatifs à cette attribution de droits d’achat d’actions qui m’ont été remis en langue anglaise hormis l’autorisation du prélèvement sur salaire tel que stipulé en français ci-dessus (l’ESPP, le Formulaire de Participation/Modification ainsi que la présente Annexe). J’accepte les conditions afférentes à ces documents en connaissance de cause.

Exchange Control Notification.

I acknowledge and understand that I may hold shares of Common Stock acquired under the ESPP outside of France provided that I declare all foreign accounts, whether open, current, or closed in my income tax return.

GERMANY

Exchange Control Notification.

Cross-border payments in excess of €12,500 must be reported monthly to the State Central Bank. I am responsible for obtaining the appropriate form from the bank and complying with the applicable reporting obligations.

ISRAEL

Immediate Sale Restriction.

Notwithstanding anything to the contrary in the ESPP or Enrollment/Change Form, due to tax requirements in Israel, I agree that any shares of Common Stock purchased on my behalf under the ESPP will be immediately sold upon exercise of the option. I further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of the shares of Common Stock (on my behalf pursuant to this authorization) and I expressly authorize such broker to complete the sale of such shares. I acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price. Upon the sale of the shares of Common Stock, the Company agrees to pay the cash proceeds from the sale, less any brokerage fees or commissions, to me provided any liability for Tax-Related Items resulting from the exercise of the option has been satisfied. Due to fluctuations in the share price and/or the U.S. dollar exchange rate between the purchase date and (if later) the date on which the shares are sold, the sale proceeds may be more or less than the market value of the shares on the purchase date (which is the amount relevant to determining my tax liability). I understand and agree that the Company is not responsible for the amount of any loss I may incur and that the Company assumes no liability for any fluctuations in the share price and/or U.S. dollar exchange rate.

NETHERLANDS

Securities Law Notification

I should be aware of Dutch insider trading rules which may impact the sale of shares of Common Stock purchased under the ESPP. In particular, I may be prohibited from effecting certain Share transactions if I have insider information regarding the Company.

It is my responsibility to comply with the following Dutch insider trading rules:

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “inside information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any employee of the Company or a Subsidiary or affiliate in the Netherlands who has inside information as described herein.

Given the broad scope of the definition of inside information, certain employees working at the Company or a Subsidiary or affiliate in the Netherlands (including a Participant in the ESPP) may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when the Participant had such inside information.

SWITZERLAND

Securities Law Notification.

The offer to participate in the ESPP is considered a private offering in Switzerland and is therefore not subject to registration in Switzerland.

UNITED KINGDOM

Responsibility for Taxes.

The following provisions supplement section 6 of the Enrollment/Change Form:

I agree that, if I do not pay or the Employer or the Company does not withhold from me the full amount of income tax that I owe at exercise of the option/purchase of shares, or the release or assignment of the option for consideration, or the receipt of any other benefit in connection with the option (the “Due Date”) within 90 days after the Due Date, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by me to the Employer, effective 90 days after the Due Date. I agree that the loan will bear interest at Her Majesty’s Revenue and Customs (“HMRC”) official rate and will be immediately due and repayable by me, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to me by the Employer, by withholding from the cash proceeds from the sale of shares of Common Stock or by demanding cash or a cheque from me. I also authorize the Company to delay the issuance of any shares of Common Stock unless and until the loan is repaid in full.

Notwithstanding the foregoing, if I am an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that I am an executive officer or director and income tax is not collected from or paid by me within 90 days of the Due Date, the amount of any uncollected income tax may constitute a benefit to me on which additional income tax and National Insurance Contributions (“NICs”) (including Employer NICs, as defined below) may be payable. I acknowledge that the Company or the Employer may recover any such additional income tax and NICs (including Employer NICs, as defined below) at any time thereafter by any of the means referred to in section 6 of the Enrollment/Change Form, although I acknowledge that I ultimately will be responsible for reporting any income tax or NICs (including Employer NICs, as defined below) due on this additional benefit directly to the HMRC under the self-assessment regime.

National Insurance Contributions Acknowledgment.

As a condition of participation in the ESPP and the purchase of shares of Common Stock, I agree to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the option/purchase of shares and any event giving rise to Tax-Related Items (the “Employer NICs”). Without limitation to the foregoing, I agree to execute a joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or election. I further agree to execute such other joint elections as may be required between me and any successor to the Company and/or the Employer. I further agree that the Company and/or the Employer may collect the Employer NICs from me by any of the means set forth in section 6 of the Enrollment/Change Form.

If I do not enter into a Joint Election prior to purchasing shares or if approval of the Joint Election has been withdrawn by HMRC, the option shall become null and void without any liability to the Company and/or the Employer and I may not purchase shares under the ESPP.

SERVICENOW, INC. 2012 EMPLOYEE STOCK PURCHASE PLAN

Election To Transfer the Employer’s National Insurance Liability to the Employee

This Election is between:

A.

The individual who has obtained authorised access to this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to participate in the Employee Stock Purchase Plan pursuant to the 2012 Employee Stock Purchase Plan (the “ESPP”), and

B.	ServiceNow, Inc., 102 S. Sierra Avenue, Solana Beach, CA 92075, U.S.A. (the “Company”), which may grant options under the ESPP and is entering into this Election on behalf of the Employer.

1.	Introduction

1.1	This Election relates to the options granted to the Employee under the ESPP on or after [insert the effective date of the ESPP] up to the termination date of the ESPP.

1.2	In this Election the following words and phrases have the following meanings:

(a)	“Chargeable Event” means, in relation to the ESPP:

(i)	the acquisition of securities pursuant to the options (within section 477(3)(a) of ITEPA);

(ii)	the assignment (if applicable) or release of the options in return for consideration (within section 477(3)(b) of ITEPA);

(iii)	the receipt of a benefit in connection with the options, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA);

(iv)	post-acquisition charges relating to the shares acquired pursuant to the ESPP (within section 427 of ITEPA); and/or

(v)	post-acquisition charges relating to the shares acquired pursuant to the ESPP (within section 439 of ITEPA).

(b)	“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

(c)	“SSCBA” means the Social Security Contributions and Benefits Act 1992.

1.3

This Election relates to the employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a Chargeable Event in respect of the ESPP pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

1.4

This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

1.5

This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2.	The Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to the Employee. The Employee understands that, by signing or electronically accepting this Election, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.

3.	Payment of the Employer’s Liability

3.1	The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Chargeable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)

by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive pursuant to the options, the proceeds of which must be delivered to the Employer in sufficient time for payment to be made to HMRC by the due date; and/or

(iv)

where the proceeds of the gain are to be made through a third party, the Employee will authorize that party to withhold an amount from the payment or to sell some of the securities which the Employee is entitled to receive pursuant to the options, such amount to be paid in sufficient time to enable the Company to make payment to HMRC by the due date; and/or

(v)	through any other method as set forth in the applicable Enrollment/Change Form entered into between the Employee and the Company.

3.2

The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Employee in respect of the ESPP until full payment of the Employer’s Liability is received.

3.3

The Company agrees to remit the Employer’s Liability to HM Revenue & Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days if payments are made electronically).

4.	Duration of Election

4.1

The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

4.2	This Election will continue in effect until the earliest of the following:

(i)	the Employee and the Company agree in writing that it should cease to have effect;

(ii)	on the date the Company serves written notice on the Employee terminating its effect;

(iii)	on the date HMRC withdraws approval of this Election; or

(iv)	after due payment of the Employer’s Liability in respect of the ESPP to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

Acceptance by the Employee

The Employee acknowledges that, by signing this Election, the Employee agrees to be bound by the terms of this Election.

Signature

Name

Date

Acceptance by the Company

The Company acknowledges that, by signing this Election or arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signature for and on behalf of the Company

Name

Position

Date

SCHEDULE OF EMPLOYER COMPANIES

The following are employer companies to which this Election may apply:

Service-now.com UK Limited

Registered Office:	Standard House, Weyside Park, Catteshall Lane, Godalming, Surrey, Gu7 1XE
Company Registration Number:	6299383
Corporation Tax District:	[ServiceNow to insert]
Corporation Tax Reference:	[ServiceNow to insert]
PAYE Reference:	[ServiceNow to insert]